Exhibit 99.1

December 18, 2025

To:	JAK Opportunities XV LLC

c/o ATW Partners Opportunities Management, LLC

ONE PENN, 1 Pennsylvania Plaza, Suite # 4810

New York, NY 10119

Attention:	Antonio Ruiz-Gimenez Managing Partner

Re: Waiver

Dear Mr. Ruiz-Gimenez:

Reference is made to: (i) the Senior Secured Convertible Promissory Note dated October 1, 2025 (the “October 1 Note”) issued by Maison Solutions, Inc., a Delaware corporation (the “Company”) to JAK Opportunities XV LLC (the “Investor”); (ii) the Pledge and Security Agreement dated October 1, 2025 (the “Security Agreement”) by and among the Company and the Investor; and (iii) the Convertible Note dated October 22, 2025 (the “October 22 Note”) issued by the Company to the Investor (capitalized terms used but not defined herein are used as defined in the October 1 Note, the Security Agreement, or the October 22 Note, as applicable). Under the terms of the October 1 Note and the October 22 Note, the Company has entered into a covenant not to sell, assign, convey or otherwise dispose of any assets of the Company or any Subsidiary other than in the ordinary course of business. In addition, under the terms of the Security Agreement, the Company has entered into a covenant not to sell, lease, assign, transfer, close, convey or otherwise dispose of any of the Collateral pledged thereunder except in the ordinary course of business.

The Company desires to: (1) divest its majority equity ownership in Super HK of El Monte, Inc., a California corporation (the “El Monte sale”); and (2) divest its minority ownership interest in HKGF Market of Arcadia, LLC, a California limited liability company (the “Arcadia Sale”). By execution of this letter, the Company and the Investor hereby consent and agree that the Company shall not be deemed in default under October 1 Note, the October 22 Note, the Security Agreement, or any of the other Transaction Documents executed by the Company in connection therewith, in the event that the Company enters into binding agreements for and consummates the El Monte Sale and the Arcadia Sale.

This waiver is a Transaction Document and is limited as written. The execution, delivery and effectiveness of this waiver shall not, except as expressly provided herein, (A) waive or modify any Default or Event of Default (whether or not existing on the date hereof), right, power or remedy under, or any other provision of, any Transaction Document (in each case, other than any failure to comply with any provision of a Transaction Document amended hereby that would not have been a failure if such Transaction Document had been amended as provided herein prior to the date hereof) or (B) commit or otherwise obligate the Holder to enter into or consider entering into any other consent, waiver or modification of any Transaction Document. The Company hereby reaffirms all of its obligations and liabilities under the Transaction Documents as modified hereby and agrees that such obligations and liabilities shall remain in full force and effect.

[Signature Pages Follow]

This waiver may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

Maison Solutions Inc.,
as Company

By:
Name:	John Xu
Title:	Chief Executive Officer

Accepted and Agreed
As of the Date First Written Above:

Jak Opportunities XV LLC

By:
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner